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                                                                 Exhibit (a)(15)


COOPER RIVER PROPERTIES, L.L.C.
1873 South Bellaire Street
17th Floor
Denver, Colorado  80222


CONTACT: Edward McCarthy of Beacon Hill Partners, Inc.
         (212) 843-8500


FOR IMMEDIATE RELEASE


                            COOPER RIVER ANNOUNCEMENT

         DENVER, COLORADO, December 15, 1998 - Cooper River Properties, L.L.C. today announced that it has reduced the prices being offered in several outstanding tender offers for limited partnership interests to the following amounts: Consolidated Capital Institutional Properties/2 - $42 per Unit, Davidson Diversified Real Estate I, L.P. - $2,400 per Unit, Davidson Diversified Real Estate II, L.P. - $3,067 per Unit, Davidson Growth Plus, L.P. - $340 per Unit and Davidson Income Real Estate, L.P. - $324 per Unit. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Thursday, December 31, 1998. The offers were previously scheduled to expire at 5:00 p.m. on Monday, December 14, 1998.

         Cooper River reported, based on information provided by the depositary for the offers, that as of the close of business on December 14, 1998, approximately 71,403.4 interests had been tendered pursuant to the Consolidated Capital Institutional Properties/2 offer, approximately 113.85 interests had been tendered pursuant to the Davidson Diversified Real Estate I offer, approximately 201.5 interests had been tendered pursuant to the Davidson Diversified Real Estate II offer, approximately 4,179.5 interests had been tendered pursuant to the Davidson Growth Plus offer and approximately 4,248 interests had been tendered pursuant to the Davidson Income Real Estate offer. Limited Partners who previously tendered Units will receive the new, lower price. Limited Partners who decide to withdraw from the offers may do so in accordance with the Offers to Purchase.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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